EXHIBIT 99.1

                           ILM II SENIOR LIVING, INC.

                                       AND

                              ILM II HOLDING, INC.

                                    AGREE TO

                 SELL SENIOR LIVING FACILITIES FOR $45.5 MILLION

===============================================================================

FOR IMMEDIATE RELEASE:

TYSONS CORNER, VA.--Jan. 25, 2002--ILM II Senior Living, Inc. announced today, that on January 23, 2002, ILM II and its wholly owned subsidiary, ILM II Holding, Inc., a Virginia corporation, entered into a purchase and sale agreement with Five Star Quality Care, Inc., a publicly traded Maryland corporation (AMEX: FVE), pursuant to which ILM II agreed to sell, and FVE agreed to purchase, all of ILM II's right, title and interest in and to its senior and assisted living facilities and certain other related assets. In consideration for the sale of these facilities, FVE agreed, subject to certain conditions and apportionments, to pay ILM II a purchase price of $45.5 million, approximately $5 million of which has been paid into escrow as a refundable deposit.

ILM II further announced that each of the parties' respective obligations under such agreement is subject to customary closing conditions. FVE's obligation to close the transaction is subject to a due diligence inspection period ending February 22, 2002, providing FVE with the right to notify ILM II about certain property defects requiring more than $250,000 to cure. Upon such notification, ILM II may elect whether to refund a portion of the escrow deposit or agree to reduce the purchase price by the amount such defect exceeds $250,000. If ILM II elects to terminate the agreement, FVE may rescind such notice of material defect and continue with the transaction on the previously agreed terms. Further, after the inspection period has run, if either party should breach the agreement, the non-breaching party shall be entitled to keep the aforementioned deposit as liquidated damages, and in the case of ILM II's breach in limited circumstances, FVE may seek specific performance or other remedies as liquidated damages.

As previously reported, on November 16, 2001 ILM II entered into a purchase and sale agreement with BRE/Independent Living, LLC, a Delaware limited liability company for the sale of ILM II's senior and assisted living facilities and certain related assets. On January 15, 2002, ILM II received a letter from BRE, indicating its intention not to consummate the BRE transaction at the agreed upon contract price. ILM II determined that such refusal to consummate the BRE agreement in accordance with its terms constituted a breach by BRE of such agreement. Accordingly ILM II terminated the BRE agreement.

Upon consummation of the transactions contemplated by the FVE agreement or otherwise upon sale of the senior and assisted living facilities to a third party, ILM II intends to liquidate and distribute its assets in accordance with the Virginia Stock Corporation Act, which provides for the distribution of ILM II's assets first to ILM II's creditors for purposes of discharging all of ILM II's liabilities, and then, to the extent assets are remaining, to ILM II's shareholders in accordance with their respective rights and interests.


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There can be no assurance as to whether the transactions contemplated by the FVE agreement will be consummated or, if consummated, as to the exact timing thereof. Similarly, there can be no assurance as to the timing of a liquidation and distribution of ILM II's assets or the amount of assets that will be distributed to ILM II's shareholders, if any.

If you have any questions regarding this press release, please call ILM II, toll free at 1-888-257-3550.

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED AND CERTAIN OF WHICH ARE BEYOND OUR CONTROL. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.